EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2009 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in Ixia’s Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
October 1, 2009